SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): August 11, 1998


                                   LYCOS, INC.
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                  0-27830               04-3277338
 (State or other jurisdiction      (Commission File       (IRS Employer
          ofincorporation or          Number)          Identification Number)
            organization)



       400-2 Totten Pond Road
             Waltham, MA                             02154
        (Address of principal                     (Zip Code)
         executive offices)


        Registrant's telephone number, including area code (781) 370-2700

Item 5.  Other Events.

         On August 11, 1998, Lycos, Inc. a Delaware corporation (the "Company"), announced that it entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, What Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("WAC"), WhoWhere? Inc., a California corporation ("WhoWhere?"), and certain stockholders of WhoWhere?, pursuant to which the Company will acquire all of the outstanding capital stock of WhoWhere? through the merger of WAC with and into WhoWhere? (the "Merger"). As a result of the Merger, WhoWhere? will become a wholly-owned subsidiary of the Company.

         In the Merger, all outstanding shares of Common Stock and Preferred Stock of WhoWhere? will be converted into an aggregate of approximately
1,865,000 shares of Common Stock, par value $.01 per share, of the Company ("Lycos Common Stock") and all outstanding options and warrants to purchase Common Stock or Preferred Stock of WhoWhere? will be assumed by the Company and become options or warrants, as the case may be, to purchase and aggregate of approximately 690,000 shares of Lycos Common Stock. The acquisition will be accounted for as a purchase. The Company has agreed to file a Registration Statement on Form S-3 with respect to the resale of the shares of Lycos Common Stock issued in the Merger and the shares of Lycos Common Stock issuable upon the exercise of warrants assumed in the Merger and to file a Registration Statement on Form S-8 with respect to the shares of Lycos Common Stock issuable upon the exercise of options assumed in the Merger.

         The closing of the transaction is anticipated to occur within five business days.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   LYCOS, INC.


Dated:   August 11 , 1998          By:  /s/ Edward M. Philip
                                        --------------------
                                        Edward M. Philip
                                        Chief Operating Officer and
                                        Chief Financial Officer